Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Management Agreement”), dated as of the date of the Initial Closing under the Purchase Agreement (the “Effective Date”), is hereby entered into by and among IM Telecom, LLC, an Oklahoma limited liability company (hereafter the “Company”); KonaTel, Inc., a Delaware corporation (“KonaTel”); and Excess Telecom, Inc., a Nevada corporation (hereinafter the “Manager”). The Company, KonaTel and the Manager may be referred to herein collectively as the “Parties” or individually as a “Party.”

WHEREAS, the Company is engaged in the business of providing wireless phone and broadband services to low-income customers which qualify for the Federal Communications Commission (“FCC”) Lifeline Program which is administered by the Universal Service Administrative Company (“USAC”) pursuant to authorizations, certificates, designations, and registrations from the FCC and currently eleven (11) states (collectively, the “Lifeline Business”);

WHEREAS, pursuant to approvals from the FCC and USAC, the Company is also engaged in the business of providing wireless phone and broadband services to low-income customers which qualify for the Affordable Connectivity Program (the “ACP Business”);

WHEREAS, the term “Regulated Assets” shall mean (a) the Company’s Lifeline and ACP subscribers (the “Subscribers”); (b) all enrollment applications, billing, usage, verifications, transfer consents, customer support and other books and records evidencing or relating to the Subscribers; (c) FCC Compliance Plan approval (the “Compliance Plan”); (d) current and future state Eligible Telecommunications Carrier designations (“ETC Designations”); (e) state wireless registrations (“Wireless Approvals”); (f) and authorizations to transact business (“SOS approvals”); and (g) FCC domestic authorizations, including ACP approvals;

WHEREAS, pursuant to the terms and conditions of a Membership Interest Purchase Agreement by and among KonaTel (as the sole member of the Company), the Company and the Manager effective as of the date of this Management Agreement (the “Purchase Agreement”), the Manager is purchasing all the issued and outstanding ownership/membership interests of the Company (the “Transaction”);

WHEREAS, the closing of the Transaction is contingent upon approval by: (1) the FCC, including a revised Compliance Plan and (2) state public utility commissions for transfer of control of the ETC designations and the Wireless Approvals (collectively the “Government Approvals”);

WHEREAS, the Parties desire to enter into this Management Agreement pursuant to which Manager will provide certain management services to the Company as such services are detailed herein until the Final Closing as set forth in the Purchase Agreement consistent with the Federal Communications Act of 1934, as amended, regulations or case law of the FCC, applicable state telecommunications laws, and applicable regulations and case law of state public utility commissions (collectively the “Applicable Telecommunications Laws and Regulations”).

NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.                  Appointment and Provision of Services. The Company and KonaTel hereby appoints the Manager to perform the following services all at Manager’s sole cost and expense (collectively, the “Services”):

(a)               Without limiting the generality of any provision of the Purchase Agreement, during the Management Period (as defined below), and subject to Section 2, below, the Manager shall:

(i) manage the Lifeline Business and the ACP Business (hereinafter collectively the “Business”);

(ii) file FCC Form 497 and other claims for reimbursements from USAC and state Lifeline administrators and collect amounts owed by the Company’s customers;

(iii) cooperate with and aid the Company with whatever actions the Company is required to take in order to obtain or maintain regulatory compliance under applicable laws, including without limitation, the Federal Communications Act of 1934, as amended; regulations or case law of the FCC and Applicable Telecommunications Laws and Regulations;

(iv) apply for applicable licenses, registrations and eligible telecommunications carrier (“ETC”) designations in the states for which purposes the Manager and the Company appoint the Law Office of Lance J.M. Steinhart, P.C. to prepare all necessary applications, submissions and responses subject to review, supervision, and express consent of the Company and the Manager;

(v) prepare and file all applications, submissions, correspondence, reports, and other documents that are required to be filed with any governmental authority or any other Person with respect to the Company’s Business, other than tax returns (collectively “Required Filings”) and for the payment of any and all liabilities arising in connection therewith. In connection with the preparation of Required Filings, including, without limitation, any extension of time within which to file any Required Filing associated with the Company’s Business, the Manager shall coordinate the preparation, review and filing of the same with the Company (and such accountants, auditors and other Persons (as defined in the Purchase Agreement) designated by the Company); and

(vi) collect revenues related to the Company’s Business and prepare and submit the monthly certification of claims for reimbursement for Lifeline subscribers with the USAC state administrators.

Notwithstanding anything to the contrary in this Management Agreement, the Purchase Agreement or the Master Distribution Agreement, the Manager shall have final authority and responsibility on all regulatory, legality and compliance issues, including initial enrollment standards, customer transfers (subject to KonaTel’s obligations in connection with KonaTel Customers) and submission of claims for federal or state reimbursements from USAC or any other governmental body or the administrator such governmental bodies; provided, that all such activities shall be undertaken in a commercially prudent manner and Manager shall not take any actions that would cause the Compliance Plan, ETC Designations or ACP approval to be terminated, suspended or otherwise lapse.

2.                  Responsibilities of the Company and KonaTel. Without limiting the generality of Section 1, above, or any provision of the Purchase Agreement, during the Management Period, the Company and KonaTel shall, solely in relation to the customers of the Company as of the date hereof and any other end user of in the Lifeline Business or ACP Business of the Company procured by KonaTel under the Infiniti Mobile DBA of the Company(collectively, the “KonaTel Customers”):

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(a)               provide Manager with access to all financial, subscriber and other information and materials regarding the operation of the Company during the Management Period in its possession or under its control that Manager may request in connection with the provision of the Services;

(b)               provide Manager with full and unincumbered access to all policies, procedures, data and programs of the Company for program compliance review and shall implement in an expedited timeline manner any new or updated policies, procedures or programs reasonably requested by Manager for compliance with Applicable Telecommunications Laws and Regulations;

(c)               be solely responsible for the performance of the Company’s obligations under any current vendor contracts regarding the Business and the maintenance of the Company’s relationships with its customers, agents, carriers, providers and suppliers

(d)               provide the following services: telecommunications and data services, billing, collection, cash and bank account distributions); and handling of complaints at the request of Manager; pay amounts owed to its suppliers, providers, independent agents and other creditors in accordance with the terms and provisions of the contracts of the Company’s Business (collectively, the “KonaTel Services”); provided, however, KonaTel (i) will exercise reasonable best efforts to cause the assignment of all vendor agreements relating specifically to KonaTel Customers to be assigned directly to KonaTel or otherwise terminated at KonaTel’s sole cost and expense, and (ii) may not enter into any new agreements on behalf of the Company (including in relation to the KonaTel Services), or extend any such agreements; provided, further notwithstanding anything to the contrary provided herein, all provisioning of services and devices, marketing, and enrollment and verification of subscribers, shall be governed solely terms of the Distribution Agreement;

(e)               cooperate with and aid the Manager with actions the Company is required to take in order to obtain or maintain regulatory compliance under applicable laws, including without limitation, the Federal Communications Act of 1934, as amended; regulations or case law of the FCC and Applicable Telecommunications Laws and Regulations and implementation of standard operating procedures, including compliance procedures;

(f)                fully support the application for applicable licenses, registrations and eligible telecommunications carrier (“ETC”) designations (provided, that the cost of processing such applications shall be the responsibility of Manager);

(g)               except for the expenses to be paid by Manager hereunder and under the Purchase Agreement, pay all expenses related to the Company's Business to the extent or proportion incurred by the Company for servicing and maintaining the KonaTel Customers;

(h)               provide Manager with access to view financial statements and accounts of the Company;

(i)                 provide Manager with copies of all material correspondence and communications relating to the Company (excluding any attorney-client materials or materials that KonaTel reasonably deems to be confidential), including, without limitation, communications with governmental authorities (which in no event may be deemed confidential);

(j)                 communicate with third parties as reasonably requested by Manager, including responding to their inquiries, requests and correspondence (excluding attorney-client matters, materials or materials that KonaTel reasonably deems to be confidential);

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(k)               upon consultation and agreement between the Company and the Manager, timely exercise whatever rights that it has under any contracts regarding the Company’s Business, including, but not limited to, rights, whether in law or equity, with respect to breach, termination, set-off, indemnity, waiver, sub-contracting and assignment; and

(l)                 remain responsible for the preparation and filing of any and all tax returns that are required to be filed with any governmental authority with respect to the Company’s Business (collectively “Tax Returns”) and for the payment of any and all liabilities arising in connection therewith. In connection with the preparation of Tax Returns, including, without limitation, any extension of time within which to file any Tax Return associated with the Company’s Business, the Company shall coordinate the preparation, review and filing of the same with Manager (and such accountants, auditors and other Persons designated by Manager).

3.                  Apportionment of Expenses and Revenues.

(a)	Expenses.
i.	As applicable, when and to the extent that a KonaTel or the Manager is the recipient of the benefit of goods (“Goods”), third party services (“Third Party Services”), and management and other direct services including (“Shared Services”) to the other Party under the terms and conditions of this Agreement, it is referred to herein as a “Recipient.” To the extent not expressly covered under this Agreement or the Purchase Agreement, the Parties intend to apportion the expenses of the Company in an equitable manner so as to segregate the operating expenses and sales and use taxes for administration of business activities relating to their respective customers.
ii.	In the event that costs are incurred by the Company that benefit or are necessary for the operation of the business as a whole (as opposed to operational cost associated with the Parties respective customers), the Parties will cooperate in good faith to apportion such expenses among the Manager and KonaTel.
iii.	In addition, until the Final Closing under the Purchase Agreement, the employees of the Company (other than employees hired by Manager) shall be at the expense and control of KonaTel; provided, that KonaTel may transition such employees to become direct employees of KonaTel over the term of this Agreement, at KonaTel’s sole cost and expense, including, without limitation, the expense of termination by the Company.
iv.	Any employees of the Company hired by Manager after the date hereof, shall be at Manager’s sole cost and expenses.
v.	Subject to KonaTel’s indemnification obligations (under the Purchase Agreement or otherwise), all expenses incurred by KonaTel during the term of this Agreement shall be expenses of the Company for tax purposes and used to offset revenues received by the Company arising from the KonaTel Customers.
(b)	Specific Allocation of Profits and Losses and Distribution of Distributable Cashflow. Notwithstanding any provision of the Operating Agreement to the contrary, to the fullest extent possible, the activity under this Agreement will be allocated to KonaTel

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and the Manager, and correspondingly distributed, in their capacities as Members of the Company, so that the Profits and Losses and Distributable Cashflow of the Company during the Management Period arising from the operations of the Company contemplated by this Agreement, will be allocated or Distributed, as applicable, to KonaTel and the Manager, respectively according to the Party which incurred or generated such Profits and Losses and each party’s respective customers under the Lifeline Business or ACP Business of the Company. The Manager is hereby authorized and empowered to equitably allocate any Profits and Losses that are not unambiguously generated by the activity of a single Party. The Parties acknowledge that certain expenses of the Company will not be deductible by the Company, and accordingly may cause an offset against amounts distributable to a Party hereto, but which will nonetheless be allocated as Profits to the Party which generated the underlying Profits. The amounts of Distributable Cashflow that are distributable to KonaTel pursuant to payments received by the Company for the KonaTel Customers under the Lifeline Business or ACP Business or otherwise received from KonaTel Customers shall be distributed to KonaTel promptly following the latter of (i) receipt by the Company of such amounts, and (ii) the calculation by the Manager of such amounts; provided, that the Manager will use commercially reasonable efforts to promptly render such calculations following the end of each calendar month. “Distributable Cashflow” means all proceeds that the Company receives for its own account resulting from the operation of the business of the Company, including, without limitation, any funds received for claims for reimbursements from the USAC under the Lifeline Business or Affordable Connectivity Program, less (1) operating charges and expenses (which shall not include any depreciation or amortization deductions) included in computing Profits and Losses, (2) the payment of all expenses of the Company incident to the transaction resulting in such proceeds, (3) the payment of debts and liabilities of the Company then due and outstanding, and (4) the establishment of any reserves that the Manager reasonably elects to maintain for the administrative requirements of the Company not directly related to the Parties activities under this Agreement. “Profits” and “Losses” means for each fiscal year of the Company, the taxable income or loss of the Company, as reasonably determined by the Manager in a manner that gives substantive economic effect to the activities of the Company and the relative income, expenses, and other tax attributes attributable to the Manager or KonaTel, respectively.

(c)	Responsibility for Business Liabilities. (i) At all times, notwithstanding Manager’s engagement, KonaTel will remain liable and responsible for, and will pay, perform and discharge fully and timely when due, all costs and expenses incurred by, or undertaken in connection with, the KonaTel Customers, including, without limitation, all losses, liabilities, damages, actions, claims, obligations, fines, costs, interest charges, lease, contract or rental payments, professional fees, and other expenses of operation that exist, have existed, or have arisen or accrued with respect to the Company prior to the Effective Date, or KonaTel or its business (including the KonaTel Customers, whether known or unknown, liquidated or unliquidated, contingent or otherwise and whenever accrued or incurred (collectively, “KonaTel Liabilities”). (ii) At all times, notwithstanding Manager’s engagement, Manager will remain liable and responsible for, and will pay, perform and discharge fully and timely when due, all costs and expenses incurred by, or undertaken in connection with, the Manager Customers, including, without limitation, all losses,

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liabilities, damages, actions, claims, obligations, fines, costs, interest charges, lease, contract or rental payments, professional fees, and other expenses of operation that have arisen or accrued with respect to the Manager Customers, whether known or unknown, liquidated or unliquidated, contingent or otherwise and whenever accrued or incurred (collectively, “Manager Liabilities”)

(d)	No Assumption. This Agreement shall not be deemed to act as an assumption by Manager of any of the KonaTel Liabilities, or a limitation of the Company’s or KonaTel’s representations, warranties, covenants, or agreements under or pursuant to the Purchase Agreement or any other agreement, certificate, or instrument in connection therewith. This Agreement shall not be deemed to act as an assumption by KonaTel of any of the Manager Liabilities, or a limitation of the Manager’s representations, warranties, covenants, or agreements under or pursuant to the Purchase Agreement or any other agreement, certificate, or instrument.
(e)	No Warranty by Manager. Manager will render the Services in accordance with the terms herein and otherwise in Manager’s sole and absolute discretion in good faith. the Company expressly acknowledges that, except as provided in the preceding sentence, Manager has not made, and is not now making, any other promises, guarantees, assurances, representations or warranties of any kind or nature, express or implied, regarding the Services to be rendered hereunder, and Manager hereby expressly disclaims all of the same, including any warranty of a particular result or a particular benefit to be realized by the Company as a direct or indirect result of the Services hereunder, warranty of fitness for a particular purpose, non-infringement, and any warranties arising from course of dealing, usage or trade practice.

(f)	No Liability For Lost Profits. Notwithstanding anything to the contrary, in no event, other than as a result of the Manager’s sole gross negligence or willful misconduct (and for avoidance of doubt, excluding any contributory liability), shall Manager, its principals and affiliates, and their respective members, managers, shareholders, directors, officers, spouses, heirs, beneficiaries, trustees, employees, contractors, agents, or representatives, or any of the respective successors or assigns of the foregoing parties (each a “Manager Indemnitee,” and collectively, the “Manager Indemnitees”), be liable for lost profit, lost revenue or any other form of indirect, incidental, special, consequential or punitive damages, even if Manager or a Manager Indemnitee has been informed of the possibility of such indirect damages.
(g)	No Fiduciary Duty. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Indemnitee. Furthermore, to the fullest extent enforceable under applicable law, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Indemnitee to each other and to the Company are only as expressly set forth in this Agreement. To the extent that the provision of this Agreement restrict the duties and liabilities of a Indemnitee otherwise existing at law or in equity, such provisions of this Agreement are agreed by the Members to replace such other duties and liabilities of such Indemnitee. Whenever in this Agreement a Indemnitee is permitted or required to make a decision (including a decision that is in

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such Indemnitee’s “discretion” or under a grant of similar authority or latitude), the Indemnitee shall be entitled to consider only such interests and factors as such Indemnitee desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Indemnitee is permitted or required to make a decision in such Indemnitee’s “good faith,” the Indemnitee shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

4.                  Compensation. During the Management Period, the Company shall remit to the Manager those amounts distributable pursuant to the allocation and distribution scheme in Section 3(b) above.

5.                  Independent Contractor Status. Manager is an independent contractor in the performance of the Services under this Management Agreement and shall determine the method, details and means of performing the Services in accordance with this Agreement. Without limiting the generality of the foregoing, Manager shall be permitted, in its sole discretion and sole expense, to (i) enter into and perform contracts and agreements on behalf of itself in its own name for the furnishing of Services, equipment, parts and supplies in connection with the Services, and (ii) recruit and hire its own employees (and to terminate the services of such employees) and independent contractors to provide the Services. Manager shall establish the terms and conditions of employment for its employees and shall pay all salaries and other compensation due to such employees. It is expressly understood and agreed that the Parties are not partners or joint venturers, and nothing contained herein is intended to create an agency relationship or a partnership or joint venture. Neither KonaTel nor any of its Affiliates (as defined in the Purchase Agreement) is an agent of Manager or any of its Affiliates and has no authority to represent Manager or any of its Affiliates as to any matters, except as authorized in this Agreement or in writing by Manager from time to time. Neither Manager nor any of its Affiliates is an agent of KonaTel or any of its Affiliates and has no authority to represent KonaTel or any of its Affiliates as to any matters, except as authorized in this Agreement or in writing by KonaTel from time to time. Notwithstanding anything herein to the contrary, (1) the Manager shall, without any further consent of the Parties being required, make any and all elections for federal, state, local, and foreign Tax purposes including any election, if permitted by applicable law, and (2) neither the Manager nor KonaTel will be deemed or construed, or may or will represent itself, as an agent of the Company, nor may or will either the Manager or KonaTel execute any instrument on behalf of the Company, or act for, or bind the Company in connection with any matter whatsoever, except as expressly authorized herein or pursuant to separate agreement executed by KonaTel.

6.                  Management Period. As used in this Management Agreement, the term “Management Period” shall mean the period commencing on the date of this Management Agreement, and ending on the earlier to occur of: (a) Final Closing under the Purchase Agreement (i.e. to occur upon receipt of all Closing Approvals (as defined in the Purchase Agreement)) of (i) the FCC, including the revised Compliance Plan; and (ii) the ETC Designations); and (b) the ninety ninth (99th) anniversary of the effective date of this Management Agreement, unless extended or terminated by mutual agreement of the Parties.

7.                  Compliance with Laws. The Parties desire and intend that this Management Agreement and the performance of the Services hereunder comply fully with all applicable laws, including without limitation, the Applicable Telecommunications Laws and Regulations, and this Management Agreement shall be interpreted and applied in such manner as is consistent with all such laws. If the FCC or any state body of competent jurisdiction determines that any provision of this Management Agreement violates any communications licenses or the Applicable Telecommunications Laws and Regulations, the Parties shall use their reasonable best efforts

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to immediately bring this Management Agreement into compliance therewith, consistent with the non-violative terms and provisions of this Management Agreement. It is expressly understood and agreed by the Parties that nothing in this Management Agreement is intended to give the Manager any right which would be deemed to constitute a transfer by the Company of “control” (as defined in the Applicable Telecommunications Laws and Regulations) of its Business, any or all of its Regulated Assets, or of one or more of its communications licenses to the Manager.

8.                  Dispute Resolution.

(a)	Dispute Resolution Procedures. Except as otherwise set forth in this Section 8, any and all disputes, claims and controversies based on, arising out of, under or in connection with this Agreement or the transactions contemplated hereby (including actions arising in contract or tort and any claims by a party against another party related in any way to this Agreement), or any course of conduct, course of dealing, statement (written or verbal) or action of any party, or any exercise by any party of their respective rights under this Agreement or in any way relating to this Agreement that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law (each, a “Dispute”) shall be settled and resolved by binding arbitration in Las Vegas, Nevada, before a single arbitrator with the JAMS (“JAMS”) pursuant to the then prevailing JAMS Comprehensive Commercial Arbitration Rules and Procedures except as modified by this Agreement. For the avoidance of doubt, any disagreement among the parties as to whether a dispute, claim or controversy is subject to arbitration under the terms of this Agreement shall constitute a Dispute.

(b)	Claims Procedures. The applicable employees of the Parties shall escalate any Dispute to the executives of the Parties for resolution. Upon receipt of any such escalated matter, the executives of the Parties shall discuss and attempt to resolve the matter within 15 business days immediately following the escalation. If by the end of the fifteenth business day, the matter has not been resolved to the satisfaction of both Parties, then the party that initiated the claim shall provide written notification to the other party in accordance with Section 8(c) of this Agreement, in the form of a claim identifying the issue or amount disputed and including a detailed reason for the claim. The party against whom the claim is made shall respond in writing to the claim within 15 business days from the date of receipt of the claim document. The party filing the claim shall have an additional 15 business days after the receipt of the response to either accept any resolution offered by the other party or request implementation of the procedures set forth in Section 8(c) (the “Escalation Procedures”). Following a Party’s waiver of, or failure to respond within, the time periods set forth in this Section 8(b), the other Party, may submit such Dispute to arbitration in the manner described in this Section 8.

(c)	In reaching a decision on any Dispute, the arbitrator shall be bound by the provisions of this Agreement and by the law that the parties have selected to govern the enforcement and interpretation of this Agreement. The arbitrator’s decision on the Dispute shall be a final and binding determination, and such decision may be confirmed and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The arbitrator shall have exclusive jurisdiction to determine any questions of arbitrability and any such question shall be governed by the Federal Arbitration Act. Each party agrees to accept service of process for all arbitration proceedings in accordance with the notice provisions of this Agreement.

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(d)	Nothing in this Section 8 is intended to restrict or prevent a party from (i) joining any party as a defendant in any action brought by or against a third party; (ii) bringing an action in court to effect any attachment or garnishment; (iii) bringing an action in court to compel arbitration as required by this Section 8, or (iv) seeking equitable or injunctive relief; provided, however, in furtherance of its obligations under the Purchase Agreement, KonaTel hereby waives any right to injunctive or equitable relief.

(e)	The KonaTel agrees that it would be difficult to calculate the extent of damages caused by, and to compensate the Company and the Manager fully for damages for, any violation by the KonaTel of the provisions of this Agreement. Accordingly, KonaTel agrees that the Company and the Manager shall be entitled to temporary, preliminary and permanent injunctive relief or other equitable relief (including specific performance), without necessity of posting bond, to enforce the provisions of this this Agreement, and that such relief may be granted without the necessity of proving actual damages. This right to equitable relief shall not, however, diminish the Company’s or the Manager’s right to claim and recover damages from KonaTel in addition to equitable relief. The remedies provided to the Company and the Manager in this Agreement are cumulative, and not exclusive, of any other remedies that may be available to the Company or the Manager.

(f)	If a Dispute includes multiple claims, some of which are found not subject to this Agreement, the parties shall stay the proceedings of the Disputes or part or parts thereof not subject to this Agreement until all other Disputes or parts thereof are resolved in accordance with this Agreement. If there are Disputes by or against multiple parties, some of which are not subject to this Agreement, the parties shall sever the Disputes subject to this Agreement and resolve them in accordance with this Agreement.

(g)	During the pendency of any Dispute which is submitted to arbitration in accordance with this Agreement, each of the parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the arbitrator in performing the services described in this Agreement.

(h)	The prevailing party shall be entitled to reasonable costs of arbitration and legal fees, including reasonable attorney fees, expert witness fees, paralegal fees, the fees of the arbitrator and other reasonable costs and disbursements charged to the party by its counsel, in such amount as is determined by the arbitrator.

(i)	THE PARTIES UNDERSTAND THAT EACH PARTY IS CONSENTING TO, AND AGREEING TO PARTICIPATE IN REMOTE PROCEEDINGS WITH RESPECT TO THE ARBITRATION OF ANY DISPUTE, AND FURTHER AUTHORIZES AND DIRECTS THE ARBITRATOR TO COMPEL THE REMOTE PROCEEDINGS OF SUCH ARBITRATION.

(j)	Notwithstanding JAMS’ rules then in effect, the parties to this Agreement hereby specifically consent to, and agree to participate in, remote arbitration proceedings, using customary videoconferencing software. The arbitrator selected in accordance with this Section 8 is hereby empowered to compel each party to this Agreement to participate in such remote proceedings, and to conduct an arbitration notwithstanding a party’s refusal to participate.

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9.                  No Assignment or Transfer of Control Prior to Closing. Notwithstanding any of the provisions set forth in this Management Agreement, no provision herein shall be construed to effect or permit an assignment or transfer of control related to the Company’s Lifeline Business or the Regulated Assets prior to the consummation of the Transaction in accordance with the terms and conditions set forth in the Purchase Agreement, and all provisions of this Management Agreement shall be interpreted consistent with all applicable laws including without limitation the Applicable Telecommunications Laws and Regulations.

10.              Indemnification and Insurance

(a)	Indemnification. Each of the Manager and KonaTel (as the case may be, an “Indemnitor”) shall indemnify, defend, protect and hold harmless the other (as the case may be an “Indemnitee”) and the Indemnitee’s respective shareholders, directors, officers, partners, employees, contractors, insurers, attorneys, advisors, agents, representatives, successors and assigns, as applicable (the “Indemnitee Parties”), from and against any and all claims, liabilities, demands, lawsuits, litigation, losses, damages (including consequential damages and penalties), fees, costs and expenses (including attorneys’ fees), obligations, liens, executions, fines, awards, defenses and causes of action of every and whatever type, kind or nature (collectively, “Claims”) to the extent asserted against an Indemnitee Party or the Company by a third party, that relate to or arise out of or in connection with: (a) a breach by an Indemnitor of its representations, warranties, covenants or agreements set forth in this Agreement; (b) an Indemnitor’s gross negligence or willful misconduct in connection with the acts or undertakings contemplated by or in furtherance of this Agreement, to the extent such Claims do not arise out of the gross negligence or willful misconduct of an Indemnitee; or (c) an Indemnitor’s failure to comply with applicable law in connection with the acts or undertakings contemplated by or in furtherance of this Agreement, to the extent such Claims do not arise out of the gross negligence or willful misconduct of an Indemnitee, provided, further, that to the extent Manager is the Indemnitor, Manager will not be obligated to indemnify the Company with respect to any Claim, and Manager will not be obligated to indemnify KonaTel, or their other Indemnitee Parties from or against any Claim that has accrued on or prior to the date of the commencement of this Agreement, including, without limitation, any Claim arising from any acts or omissions, or facts or occurrences prior to the Effective Date. This Section 10 shall survive any termination of this Agreement.

(b)	In the event of conflict between this Section 10 and the Purchase Agreement, the Purchase Agreement will control and supersede the terms of this Section 10.

11.              Notices. All notices, requests and other communications hereunder shall be given as set forth in the Purchase Agreement.

12.              Entire Agreement; No Third-Party Beneficiaries. This Management Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. This Management Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder. Except as expressly set forth in Section 10, nothing in this Management Agreement is intended to limit in any way the rights or obligations of any Party under the Purchase Agreement. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Purchase Agreement, the provisions of this Agreement shall control with respect to the rights and obligations of the parties regarding the Services provided, further, except with respect to the

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Services, the Purchase Agreement will supersede this Agreement in the event of any conflict or ambiguity. Further, if there is any conflict or inconsistency between the terms and conditions of this Agreement and the Distribution Agreement, the provisions of the Distribution Agreement shall control.

13.              Headings; Interpretation. The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” or “this agreement” means this Agreement together with all Schedules, Exhibits, Addenda, Annexes, and other attachments hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The word “or” shall be interpreted as inclusive (i.e. inclusive of “and”), unless otherwise stated. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References in this Agreement to any law shall be deemed also to refer to such law, as amended, and all rules and regulations promulgated thereunder. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules, Exhibits, Addenda, Annexes, and other attachments hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references herein to “$” or dollars shall refer to United States dollars. “Tax” or “Taxes” (whether or not capitalized) will mean, without duplication, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any tax authority, of any country, state, province or municipality, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar , withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to and expenses levied by any national, federal, state and local tax authority. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified, and if so specified, business days shall mean days for which banks are open in the State under which law this Agreement is governed and construed, unless otherwise specified. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end. References in this Agreement and all Schedules, Exhibits, Addenda, Annexes, and other attachments hereto to any contract (including this Agreement) mean such contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

14.              Counterparts; Facsimile Signatures. This Management Agreement may be executed manually, by facsimile or by scan and email by the Parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been

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signed by each of the Parties and delivered to the other Party.

15.              Severability. If any term or other provision of this Management Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Management Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Management Agreement so as to affect the original intent of the Parties as closely as possible.

16.              Governing Law; Jurisdiction. This Management Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to conflicts of laws principles that would result in the application of the law of any other state. Each Party hereto irrevocably submits to the exclusive jurisdiction of the State of Nevada for purposes of any claim, action or proceeding arising out of this Management Agreement or any transaction contemplated hereby. The Parties agree that all disputes between them arising out of or relating to this Management Agreement shall be adjudicated only in the state courts situated in Clark County, Nevada. Each Party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth under such Party’s signature on the signature page hereto shall be effective service of process for any claim, action or proceeding with respect to any matters to which it has submitted to jurisdiction.

17.              Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MANAGEMENT AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS MANAGEMENT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

18.              Assignment. This Management Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties which consent shall not be unreasonably withheld, conditioned or delayed. This Management Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

19.              Amendment and Modification; Waiver. This Management Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. Any Party may extend the time for the performance of any of the obligations or other acts of the other Party hereto, as applicable, or waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any delay in exercising any right under this Management Agreement shall not constitute a waiver of such right.

20.              Attorneys' Fees. In the event that a Party institutes any legal suit, action, or proceeding against another Party in respect of a matter arising out of or relating to this Management Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be

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entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs

21.              Reformation. If the FCC should (i) change its rules in a manner that would adversely affect the enforceability of this Agreement, (ii) directly or indirectly reject or take action to challenge the enforceability of this Agreement, or (iii) take any other steps whatsoever, on its own initiative or by petition from a third party, to directly or indirectly challenge this Agreement or any provision hereof, then the parties hereto shall promptly negotiate in good faith to attempt to reform and amend this Agreement so as to eliminate or amend to make unobjectionable any portion that is the subject of any FCC action, provided, that neither party shall be obligated to reform or amend this Agreement under the foregoing circumstances if any such amendment or modification, in the reasonable judgment of such party, would not provide to or afford such party substantially the same rights, duties and obligations such party has under this Agreement as of the date hereof.

22.              No Set-Off. The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any party or any of their respective Affiliates under any other agreement between the parties or any of their respective Affiliates.

23.              Expenses. Except as otherwise provided in this Agreement, the parties shall bear their own expenses (including all time and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement.

24.              Confidentiality.

(i)       Seller and its Affiliates and their respective officers, directors, partners, managers, shareholders, employees, agents and representatives will not disclose any confidential information about Purchaser or any of its Affiliates obtained as a result of the exercise of its rights or performance of its obligations under this Agreement. The obligations of Seller under this Section will survive the termination or expiration of this Agreement.

(ii)       Purchaser and its Affiliates and their respective officers, directors, partners, managers, shareholders, employees, agents and representatives will not disclose any confidential information about Seller or any of its Affiliates obtained as a result of the exercise of its rights or performance of its obligations under this Agreement. The obligations of Purchaser under this Section will survive the termination or expiration of this Agreement.

(iii)       Information shall not be deemed confidential and the receiving party shall have no obligation with respect to any such information which is or becomes publicly known through no wrongful act, fault or negligence of the receiving party; or was known by the receiving party prior to disclosure and the receiving party was not under a duty of non-disclosure, or is at any time developed by the receiving party independently of any such disclosure; or was disclosed to the receiving party by a third party who was free of obligations of confidentiality to the party providing the information; or is approved for release by written authorization of the disclosing party.

(iv)       The parties hereby agree that confidential information includes, but is not limited to, all information described in the Federal Communications Commission definition of “Customer Proprietary Network Information” (CPNI) set forth more particularly in 47 USC §222(h)(1) and corresponding Code

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of Federal Regulations, if any, (as amended from time to time)

(v)       Notwithstanding the foregoing to the contrary, KonaTel may disclose the terms of this Agreement in connection with any disclosures required under federal or state securities laws or stock exchange rules.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have caused this Management Agreement to be duly executed as of the day and year first above written.

IM TELECOM, LLC, an Oklahoma limited liability company

By:	/s/ Charles D. Griffin
Charles D. Griffin
Authorized Representative and President of KonaTel, Inc. in its capacity as a Member of the Company

EXCESS TELECOM, INC, a Nevada corporation

By:	/s/ Cobby Pourtavosi
Cobby Pourtavosi, CEO

KONATEL, INC., a Delaware corporation

By:	/s/ Charles D. Griffin
Charles D. Griffin, President

[Signature Page to Management Services Agreement]

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